UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Variable Series Trust II

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VARIABLE PORTFOLIO-HOLLAND LARGE CAP GROWTH FUND

50606 Ameriprise Financial Center

Minneapolis, MN 55474

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about                     , 2013, is being provided to the shareholders of Variable Portfolio-Holland Large Cap Growth Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without the approval of shareholders, to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated March 1, 2011, amended May 1, 2013. The Fund currently has one subadviser. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund’s and Columbia Management’s policies.

HOLLAND CAPITAL MANAGEMENT LLC AND THE NEW SUBADVISORY AGREEMENT

Prior to March 25, 2013, Marsico Capital Management, LLC (“Marsico”) served as the sole subadviser to the Fund. At a meeting of the Board on January 14-16, 2013, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to terminate the subadvisory agreement with Marsico as subadviser to the Fund; (ii) to approve a subadvisory agreement with Holland Capital Management LLC (“Holland Capital”), which became effective on March 25, 2013; (iii) to change the name of the Fund to Variable Portfolio-Holland Large Cap Growth Fund; (iv) to modify the Fund’s principal investment strategies to reflect Holland Capital’s investment management style; and (v) to change the Fund’s primary benchmark from the Standard & Poor’s 500 Index (“S&P 500 Index)” to the Russell 1000 Growth Index.

The recommendation to terminate Marsico and to hire Holland Capital was made by Columbia Management due to the Fund’s underperformance, particularly, in down markets, to help reduce volatility.

IMS Fees Paid to Columbia and Subadvisory Fees Paid to Holland Capital

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Variable Portfolio-Holland Large Cap Growth

Assets (billions)	Annual rate at each asset level
First $1.0	0.650%
Next $0.5	0.600%
Next $0.5	0.550%
Over $2.0	0.500%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this transaction. Columbia Management, in turn, pays Holland Capital a fee out of its own assets, calculated at the following rates:

•	0.40% on the first $100 million, reducing to 0.20% as assets increase

	Fees paid by the Fund to Columbia Management for the period from January 1, 2013 to March 22, 2013*	Fees paid by Columbia Management to Marsico for the period from January 1, 2013 to March 22, 2013	Fees that would have been paid by Columbia Management to Holland Capital had the Subadvisory Agreement with Holland Capital been in effect for the period from January 1, 2013 to March 22, 2013**	Differences between the fees paid to Marsico and the fees that would have been paid to Holland Capital for the period from January 1, 2013 to March 22, 2013**
Variable Portfolio-Holland Large Cap Growth Fund (fiscal year ended 12/31/12)	$2,280,820	$1,139,530	$771,725	($367,805)

*	Columbia Management uses these fees to pay the subadviser.
**	These amounts are based upon monthly asset estimates.

Other than the different fee schedule, there are no material differences affecting the Fund or its shareholders with respect to the Holland Capital Subadvisory Agreement, compared to the Marsico Subadvisory Agreement.

INFORMATION ABOUT HOLLAND CAPITAL

Holland Capital is a minority and female employee-owned firm. As of March 31, 2013, Holland Capital had approximately $4.0 billion in assets under management. Holland Capital’s principal offices are located at 303 W. Madison St., Suite 700, Chicago, IL 60606.

The following table provides information on the principal executive officers and directors of Holland Capital.

Name	Title/Responsibilities	Address
Monica Lynn Walker	President, CEO, and CIO, Director	303 W. Madison St., Suite 700, Chicago, IL 60606
Laura Jean Janus	Director	303 W. Madison St., Suite 700, Chicago, IL 60606
Louis Alfred Holland, Jr.	Director	303 W. Madison St., Suite 700, Chicago, IL 60606
Carl Rustom Bhathena	Co-Portfolio Manager, Director	303 W. Madison St., Suite 700, Chicago, IL 60606

Other Funds with Similar Investment Objectives Managed by Holland Capital

Name	Assets as of March 31, 2013	Subadvisory Fee
American Beacon Holland Large Cap Growth Fund	$73,574,321.96	0.40% on first $125 million reducing to 0.30% as assets increase

Board Consideration and Approval of Subadvisory Agreement

At the January 14-16, 2013 Board meeting, the Board, including all of the Independent Trustees, unanimously approved (i) the proposal to terminate the subadvisory agreement between Columbia Management and Marsico as subadviser to the Fund; (ii) the proposed subadvisory agreement between Holland Capital and Columbia Management (the “Subadvisory Agreement”) for the Fund; (iii) the proposal to change the name of the Fund to Variable Portfolio-Holland Large Cap Growth Fund; (iv) the proposal to modify the Fund’s principal investment strategy to reflect Holland Capital’s investment process; and (v) the change to the primary benchmark of the Fund from the S&P 500 Index to the Russell 1000 Growth Index (collectively, the “Holland Capital Proposals”). The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with Holland Capital’s proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment performance, and compliance program of Holland Capital. Additionally, the Trustees considered the process undertaken during their most recent consideration and approval of advisory agreements, for annual renewal purposes, at the April 2012 meeting. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Holland Capital Proposals.

Nature, Extent and Quality of Services to be Provided by Holland Capital:

The Board considered its analysis of the reports and presentations received by it and the Contracts Committee, detailing the services proposed to be performed by Holland Capital as subadviser for the Fund, as well as its history, reputation, expertise, resources and capabilities, and the qualifications of its personnel. The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an Investment Management Services Agreement between Columbia Management and the Fund. The Board reviewed and considered Columbia Management’s detailed selection process resulting in the recommended appointment of Holland Capital. The Board also considered the rigorous ongoing investment and operational oversight process through which Columbia Management would monitor Holland Capital’s services.

The Board also observed that Holland Capital’s compliance program had been reviewed by the Funds’ Chief Compliance Officer and was determined by Columbia Management’s Asset Management Compliance team to be reasonably designed to prevent violations of the federal securities laws. The Board also observed that information had been presented regarding the capabilities and financial condition of Holland Capital, and its ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board noted, in particular, that Holland Capital’s investment approach was reviewed by the Investment Review Committee (which included a meeting with the President, Chief Executive Officer and Chief Investment Officer of Holland Capital) and that Holland Capital is led by two portfolio managers with 44 aggregate years of experience between them and that the portfolio would be co-managed with the support of four other senior equity analysts. The Board also considered the information provided by Columbia Management and the Committee reports regarding Holland Capital’s personnel, its risk controls, investment philosophy, and process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement, including that the relatively broad scope of services required to be performed by Holland Capital was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also considered, in this regard, the proposed termination of Marsico and Columbia Management’s explanation that the termination was due to an effort to improve the Fund’s performance in down markets and find a subadviser whose investment process is more aligned with that goal. The Board also reviewed the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a prospective successor subadviser with an investment style consistent with Columbia Management’s desire to improve the Fund’s performance in down markets. The Board considered the volatility data provided for Holland Capital’s investment strategy (that is substantially similar to that proposed for the Fund). In that regard, the Board considered the proposals to change the primary benchmark of the Fund from the S&P 500 Index to the Russell 1000 Growth Index and to change the principal investment strategy to be consistent with Holland Capital’s investment management style. The Board also considered representations concerning (i) the expectation that Holland Capital’s investment strategy is well suited for management’s desired risk/return profile for the Fund and (ii) the need to change the Fund’s benchmark to match the benchmark that Holland Capital manages for. The Board observed that Marsico’s performance on the Fund did not meet expectations for recent periods.

Investment Performance of Holland Capital:

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered Holland Capital’s investment performance, noting that Holland Capital has delivered solid performance results over the one-, three-, five- and ten-year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund. The Board also reviewed Holland Capital’s portfolio volatility data.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that Holland Capital was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability:

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to Holland Capital would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by Holland Capital to other clients, observing that the proposed subadvisory fees are generally in line with (i) fees charged by Holland Capital to other subadvisory clients and (ii) subadvisory fees paid by Columbia Management to subadvisers of other subadvised funds. The Board also considered the expected increase in profitability of Columbia Management and its affiliates in connection with the hiring of Holland Capital and concluded that the profitability levels remained within the reasonable ranges of profitability levels reported at the April 2012 meetings.

Economies of Scale

The Board also considered the economies of scale that may be realized by Columbia Management and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board considered that the proposed Subadvisory Agreement with Holland Capital, unlike the Marsico subadvisory agreement, provides for lower fees as assets increase at pre-established breakpoints and concluded that the proposed Subadvisory Agreement satisfactorily provides for sharing of these economies of scale. The Board noted that the Contracts Committee had determined to pursue adding breakpoints to the Fund’s IMS fee rate to achieve some savings for shareholders and to better align the fee structure with that of the proposed Holland Capital subadvisory fee structure. The Board further considered that Columbia Management agreed to waive its fees to the extent necessary such that the Fund’s fee schedule reflects the additional breakpoint requested by the Contracts Committee.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees were fair and reasonable in light of the extent and quality of services proposed to be provided. In reaching this conclusion, no single factor was determinative. On January 16, 2013, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available on request, without charge, by contacting your financial intermediary, writing to Columbia Variable Portfolio Funds, P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of March 31, 2013, Columbia Management and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203) owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

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